EXHIBIT 10.80

                      MEMBER INTERESTS PURCHASE AGREEMENT

                      Dated as of ____________ ___, 199__
                                 By and Among

                     Castle Dental Centers of Texas, Inc.,

                         Castle Dental Centers, Inc.,

                         Jack H. Castle, D.D.S., P.C.,

                           SW Dental Associates, LC,

                             John Goodman, D.D.S.

                                      and

                              Harold Simpson, Jr.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS..............................  1
            1.1   DEFINITIONS..............................................  1

                                  ARTICLE II

                                THE TRANSACTION............................  5
            2.1   PURCHASE AND SALE OF MEMBER INTERESTS....................  5
            2.2   EXCLUDED ASSETS..........................................  5
            2.3   ASSUMPTION OF OBLIGATIONS................................  6
            2.4   NONASSIGNABLE CONTRACTS AND LEASES.......................  6
            2.5   CLOSING..................................................  7

                                  ARTICLE III

                           PAYMENT OF PURCHASE PRICE.......................  7
            3.1   AMOUNT; ALLOCATION; DELIVERY.............................  7
            3.2   AGENCY RELATIONSHIP......................................  8

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SWD
                                AND THE MEMBER.............................  8
            4.1   BROKER'S OR FINDER'S FEES................................  8
            4.2   EXISTENCE AND GOOD STANDING..............................  8
            4.3   AUTHORIZATION AND VALIDITY OF AGREEMENT..................  8
            4.4   MEMBER INTERESTS.........................................  9
            4.5   CONSENTS AND APPROVALS; NO VIOLATIONS....................  9
            4.6   SUBSIDIARIES AND AFFILIATES..............................  9
            4.7   FINANCIAL STATEMENTS: NO MATERIAL ADVERSE CHANGE.........  9
            4.8   BOOKS AND RECORDS........................................ 10
            4.9   TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION............. 10
            4.10  REAL PROPERTY............................................ 10
            4.11  LEASES................................................... 10
            4.12  MATERIAL CONTRACTS....................................... 10
            4.13  PERMITS.................................................. 11
            4.14  LITIGATION............................................... 11
            4.15  TAXES.................................................... 11
            4.16  INSURANCE................................................ 12
            4.17  INTELLECTUAL PROPERTIES.................................. 12
            4.18  COMPLIANCE WITH LAWS..................................... 12
            4.19  EMPLOYMENT RELATIONS..................................... 13
            4.20  EMPLOYEE BENEFIT PLANS................................... 13
            4.21  ENVIRONMENTAL LAWS AND REGULATIONS....................... 13
            4.22  INTERESTS IN CUSTOMERS, SUPPLIERS, ETC................... 13

            4.23  COMPENSATION OF EMPLOYEES................................ 14
            4.24  PAYORS................................................... 14
            4.25  ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.................... 14
            4.26  SOLVENCY................................................. 14
            4.27  DISCLOSURE............................................... 15
            4.28  INVESTMENTS.............................................. 15
            4.29  COPIES OF DOCUMENTS...................................... 15
            4.30  INVESTMENT REPRESENTATIONS............................... 15

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                        PURCHASER, CASTLE PC AND CASTLE.................... 16
            5.1   BROKER'S OR FINDER'S FEES................................ 16
            5.2   EXISTENCE AND GOOD STANDING OF THE CASTLE ENTITIES;
                  POWER AND AUTHORITY...................................... 16
            5.3   NO VIOLATIONS............................................ 16
            5.4   CAPITAL STOCK............................................ 17
            5.5   LITIGATION............................................... 17
            5.6   COMPLIANCE WITH LAWS..................................... 17
            5.7   FINANCIAL STATEMENTS..................................... 17

                                  ARTICLE VI

               CONDITIONS TO SWD'S AND THE MEMBER'S OBLIGATIONS............ 18
            6.1   TRUTH OF REPRESENTATIONS AND WARRANTIES.................. 18
            6.2   NO LITIGATION THREATENED................................. 18
            6.3   CONSIDERATION............................................ 18
            6.4   GOVERNMENTAL APPROVALS................................... 18
            6.5   PROCEEDINGS.............................................. 18
            6.6   GOOD STANDING CERTIFICATES............................... 18
            6.7   EMPLOYMENT AGREEMENTS.................................... 18
            6.8   PURCHASE OF EQUIPMENT.................................... 19
            6.9   REGISTRATION RIGHTS AGREEMENT............................ 19

                                  ARTICLE VII

               CONDITIONS TO OBLIGATIONS OF THE CASTLE ENTITIES............ 19
            7.1   TRUTH OF REPRESENTATIONS AND WARRANTIES.................. 19
            7.2   DOCUMENTS OF CONVEYANCE.................................. 19

            7.3   GOVERNMENTAL APPROVALS................................... 19
            7.4   GOOD STANDING CERTIFICATES............................... 19
            7.5   TRANSFER OF DENTAL ASSETS................................ 19
            7.6   UPDATES TO CERTAIN SCHEDULES............................. 19

                                 ARTICLE VIII

                        COVENANTS OF SWD AND THE MEMBER.................... 19
            8.1   COOPERATION BY SWD....................................... 20
            8.2   REVIEW OF THE ASSETS..................................... 20
            8.3   FURTHER ASSURANCES....................................... 20

                                  ARTICLE IX

                       COVENANTS OF THE CASTLE ENTITIES.................... 20
            9.1   COOPERATION BY THE CASTLE ENTITIES....................... 20
            9.2   BOOKS AND RECORDS; PERSONNEL............................. 20
            9.3   FURTHER ASSURANCES....................................... 21

                                   ARTICLE X

                         SURVIVAL AND INDEMNIFICATION...................... 21
            10.1  INDEMNIFICATION OF SWD................................... 21
            10.2  INDEMNIFICATION OF THE CASTLE ENTITIES................... 21
            10.3  DEMANDS.................................................. 22
            10.4  RIGHT TO CONTEST AND DEFEND.............................. 22
            10.5  COOPERATION.............................................. 23
            10.6  RIGHT TO PARTICIPATE..................................... 23
            10.7  PAYMENT OF DAMAGES....................................... 23
            10.8  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SWD AND
                  THE MEMBER............................................... 23
            10.9  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE CASTLE
                  ENTITIES................................................. 23

                                  ARTICLE XI

                                 MISCELLANEOUS............................. 23
            11.1  ENTIRE AGREEMENT......................................... 23
            11.2  SUCCESSORS AND ASSIGNS................................... 24
            11.3  COUNTERPARTS............................................. 24
            11.4  HEADINGS................................................. 24
            11.5  MODIFICATION AND WAIVER.................................. 24
            11.6  NO THIRD PARTY BENEFICIARY RIGHTS........................ 24

            11.7  SALES AND TRANSFER TAXES................................. 24
            11.8  EXPENSES................................................. 24
            11.9  NOTICE................................................... 25
            11.10 GOVERNING LAW............................................ 25
            11.11 CONFIDENTIALITY; PUBLICITY............................... 25
            11.12 CONSENT TO JURISDICTION.................................. 26
            11.13 SEVERABILITY............................................. 26
            11.14 ENFORCEMENT.............................................. 26
            11.15 ALLOCATION OF RISK....................................... 26
SCHEDULES

      Schedule A        Assets
      Schedule B        Dental Assets
      Schedule 2.2(c)   Excluded Contracts
      Schedule 4.6      Asset Owned by Third Parties which are Used in the
                        Business
      Schedule 4.7      Financial Statements
      Schedule 4.10     Real Property
      Schedule 4.11     Leased Personal Property
      Schedule 4.12     Material Contracts and Proposals
      Schedule 4.13     Permits
      Schedule 4.14     Litigation
      Schedule 4.16     Insurance Policies
      Schedule 4.17     Intellectual Property
      Schedule 4.21     Environmental Matters
      Schedule 4.23     Employee Compensation
      Schedule 4.24     Payors
      Schedule 5.7      Castle Dental Financial Statement

EXHIBITS

      Exhibit A         Form of Employment Agreement
      Exhibit B         Form of Consulting Agreement
      Exhibit C         Form of Certificate of Designation of Series B
                        Convertible Preferred Stock
      Exhibit D         Registration Rights Agreement
      Exhibit E         Leased Equipment to be Purchased

                      MEMBER INTERESTS PURCHASE AGREEMENT

      This MEMBER INTERESTS PURCHASE AGREEMENT, dated as of ____________ ____, 1997, is entered into by and among Castle Dental Centers of Texas, Inc., a Texas corporation ("Purchaser"), Castle Dental Centers, Inc., a Delaware corporation, Jack H. Castle, D.D.S., P.C., a Texas professional corporation ("Castle PC"), SW Dental Associates, LC, a Texas limited liability company ("SWD"), John Goodman, D.D.S., the majority interest holder of SWD (the "Member"), and Harold Simpson, Jr., the minority interest holder of SWD ("Simpson").

                             W I T N E S S E T H:

      WHEREAS, the parties hereto have entered into that certain Option Agreement for the Purchase and Sale of Businesses, dated March __, 1997 (the "Option Agreement"), pursuant to which the Member and Simpson granted to Purchaser an option to purchase all of the capital stock and member interests of SWD (the "Option");

      WHEREAS, Purchaser wishes to exercise the Option and purchase all of the capital stock and member interests business of SWD, which purchase the parties hereto have agreed shall be on the terms and subject to the conditions set forth below.

      NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "ACCOUNTS RECEIVABLE":  all notes and accounts receivable of SWD.

      "ACCOUNTS PAYABLE":  all notes and accounts payable of SWD.

      "AFFILIATE": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

      "AGREEMENT": this Member Interests Purchase Agreement, as amended from time to time as provided herein.

      "ASSETS": means the assets of SWD, excluding the Dental Assets and the Excluded Assets, including but not limited to the assets described on Schedule A attached hereto, which is incorporated herein by reference.

      "ASSUMED OBLIGATIONS":  as defined in Section 2.3 hereof.

      "BOOKS AND RECORDS": all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the Business, including personnel records and files.

      "BUSINESS": the practice management of dentistry, including dental specialty care and all other management and related activities currently conducted by SWD.

      "CASTLE":  means Castle Dental Centers, Inc., a Delaware corporation.

      "CASTLE ENTITIES":  means Castle PC, Castle and Purchaser, collectively.

      "CASTLE PC":  as defined in the preamble of this Agreement.

      "CLOSING":  as defined in Section 2.5 hereof.

      "CLOSING DATE": means the date the Closing occurs, as contemplated in
Section 2.5 hereof.

      "CODE": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

      "COMMON STOCK": means the common stock, par value $.001 per share, of Castle.

      "CONVERTIBLE PREFERRED STOCK": means the Series B Convertible Preferred Stock, par value $.001 per share, of Castle, having substantially the rights and preferences set forth in Exhibit C hereto.

      "DENTAL ASSETS": means the assets described on Schedule B and any and all other assets of SWD, the ownership or operation of which requires a license to practice dentistry.

      "ENCUMBRANCES": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto that would have a Material Adverse Effect.

      "ENVIRONMENTAL CLAIM": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition, "Claims") or any permit issued under any such Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial or other actions or for damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

      "ENVIRONMENTAL LAW": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law, in each case as amended and now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ.; and relevant state and local laws.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA substituted therefor.

      "EXCLUDED ASSETS":  as defined in Section 2.2 hereof.

      "EXCLUDED CONTRACTS":  as defined in Schedule A hereto.

      "EXECUTION DATE":  means the date the Option Agreement was executed.

      "FINANCIAL STATEMENTS":  as defined in Section 4.7 hereof.

      "GAAP":  generally accepted accounting principles consistently applied.

      "HAZARDOUS MATERIALS": (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by a governmental authority.

      "INTELLECTUAL PROPERTY": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information relating to the conduct of the Business.

      "MATERIAL ADVERSE EFFECT": material adverse effect on the assets, liabilities, Business, condition (financial or otherwise), results or operations or prospects of SWD or its Affiliates.

      "MEMBER INTERESTS": means all of the issued and outstanding capital stock and member interests of SWD.

      "PERMITS":  as defined in Section 4.13 hereof.

      "PERMITTED ENCUMBRANCES":  as defined in Section 4.9 hereof.

      "PERSON": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or other entity.

      "PLANS":  as defined in Section 4.20 hereof.

      "PRE-CLOSING PERIODS":  as defined in Section 4.15(a) hereof.

      "PURCHASE PRICE":  as defined in Section 3.1 hereof.

      "PURCHASER":  Castle Dental Centers of Texas, Inc., a Texas corporation.

      "RETURNS":  as defined in Section 4.15(a) hereof.

      "RELEASE": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

      "ROUND ROCK LEASE": means the lease dated as of August 1, 1997, between Socrates Retail Joint Venture and Purchaser, covering the premises described as Lot 4C, Block 1, replat of Lot 4, Block 1, Socrates Addition, Phase II.

      "SWD":  as defined in the preamble of this Agreement.

      "TAX": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, AD VALOREM, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

      "WEIGHTED AVERAGE PRICE PER SHARE": means the weighted average price per share at which Castle issued or sold Common Stock to any person (whether for cash, for property or on completion for services rendered) between the Execution Date and the Closing Date, determined by computing the quotient of (A) the aggregate value of consideration received by Castle from any Common Stock issued or sold by Castle between the Execution Date and the Closing Date, divided by
(B) the total number of shares of Common Stock issued by Castle in all transactions occurring between the Execution Date and the Closing Date[, provided, however, that there shall be excluded from all calculations of the Weighted Average Price Per Share (i) the first issuance of shares of Common Stock occurring after the Execution Date to any Person other than an Affiliate or stockholder of Castle] [or] [delete proviso if the offering has been completed that was needed to fund the option payment] and (ii) any private placement of Common Stock to any Affiliate of Castle or to any Person that is a Castle Stockholder on or before the Execution Date, the gross proceeds of which do not exceed $2,000,000, and which is effected for the purpose of financing Castle's initial obligations under the Option Agreement.

                                  ARTICLE II

                                THE TRANSACTION

      2.1 PURCHASE AND SALE OF MEMBER INTERESTS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Member, and the Member agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, on the Closing Date, against the receipt by the Member of the consideration specified in Section 3.1 hereof, the Member Interests free and clear of any Encumbrances.

      2.2 EXCLUDED ASSETS. Notwithstanding the purchase by Purchaser of the Member Interests, the following assets shall not constitute a part of the Business on the Closing Date and shall be transferred by SWD to Member immediately prior to the Closing (the "Excluded Assets"), or after the Closing Date by SWD or its successor in interest in the event that (and within 10 days after) SWD receives possession of the Excluded Assets described in subsections
(b) or (c) below after the Closing Date:

            (a) cash, cash equivalents, deposits, advance payments, securities, letters of credit naming SWD as account party, certificates of deposit, notes, drafts, checks and similar instruments in excess of an aggregate of $60,000;

            (b) Tax refunds related to the Business received or receivable by SWD or the Member relating to Taxes paid by SWD or the Member for all periods prior to the Closing Date; and

            (c)   any asset listed on Schedule 2.2(c).

      2.3   ASSUMPTION OF OBLIGATIONS.

            (a) Upon (and when due after) the sale of the Member Interests by Member to Purchaser, Member shall cause the following liabilities of SWD to be discharged and satisfied in full: all obligations of SWD arising prior to the Execution Date for conduct occurring prior to the Execution Date, for (A) personal injury claims against SWD, (B) liabilities for torts or malpractice, including without limitation employee claims (if any) for personal injury or sexual harassment, (C) obligations owed to the Internal Revenue Service or any other taxing authority, (D) Environmental Claims, and (E) Accounts Payable, accrued liabilities and long term debt exceeding, in aggregate, $250,000, except as set forth in Section 2.3(b) hereof.

            (b) Notwithstanding the terms of Section 2.3(a) hereof, or any indemnity or reimbursement obligation contained herein or any other provision hereof, the parties hereto agree that (i) all liabilities, indebtedness and obligations incurred by SWD in connection with the completion of the leasehold improvements and the equipment purchases for the Round Rock Lease as have been mutually agreed to by SWD and Purchaser as being necessary for the practice of dentistry, as SWD currently conducts such practice, are liabilities incurred in the ordinary course of business of SWD that all parties hereto agree constitute a part of the liabilities to be discharged by SWD (and not by the Member) when due, including after the Closing Date if so due then, (ii) all liabilities, indebtedness and obligations under leases of real property to which SWD is a party before, on or after the date of this Agreement, constitute obligations to be discharged by SWD (and not Member) on or after the Closing Date, and (iii) all Accounts Payable, long term debt, and all other liabilities, indebtedness and obligations, known and unknown, contingent or liquidated, of SWD arising after the Execution Date on account of conduct of SWD occurring after the Execution Date, shall constitute obligations to be paid, satisfied and discharged by SWD (and not by Member) when due, including after the Closing Date if so due then (collectively, the "Assumed Obligations").

      2.4 NONASSIGNABLE CONTRACTS AND LEASES. In the case of any contracts of SWD with respect to which a consent to assignment is required for a change in ownership of SWD and such consent has not been obtained on or before the Closing Date, the Member agrees to use its best efforts to obtain, or cause to be obtained, after the Closing Date, any written consents necessary to convey to Purchaser the benefit thereof. The Castle Entities shall cooperate with the Member, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent to assignment with respect to any such contract. Purchaser, Castle, and Castle PC jointly and severally covenant and agree to indemnify and hold harmless SWD and Member and their officers, directors, employees and Affiliates from and against any loss, damage, costs or expenses (including reasonable costs of defense and attorney's fees) arising out of any such contract as a result of acts or omissions occurring on or after the Closing Date, or any failure by the Castle Entities to fulfill their obligations under this Section 2.4.

      2.5 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place after the execution hereof at the time at which the conditions to Closing set forth in Articles VI and VII hereof have been satisfied or waived. The Closing shall take place on the Closing Date at 9:00 a.m. at the offices of Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, Suite 2900, 711 Louisiana Street, Houston, Texas 77002, or such other place, date and time as may be mutually agreed upon by the parties.

                                  ARTICLE III

                           PAYMENT OF PURCHASE PRICE

      3.1 AMOUNT; ALLOCATION; DELIVERY. Purchaser, Castle and Castle PC jointly and severally agree to pay to Member the following (the "Purchase Price"):

            (a) a total of $3,650,000 in cash on the Closing Date by wire transfer of immediately available funds to an account or accounts previously identified by Member, which reflects total cash consideration of $5,150,000, credited and reduced by (i) the $1,000,000 paid by Purchaser to Member upon execution of the Option Agreement, and (ii) the $500,000 paid by Purchaser to the Member as nonrefundable earnest money pursuant to a letter agreement dated September 11, 1996, among certain of the parties hereto; and

            (b) the number of shares of Convertible Preferred Stock determined by dividing $1,550,000 by the lower of (i) the Weighted Average Price Per Share at which Castle has sold Common Stock; PROVIDED, that in the event that Castle issues or sells Common Stock, to any Affiliate of Castle or to any Person that is a Castle Stockholder on or before the Execution Date, at any time between the Execution Date and the Closing Date (other than a private placement of Common Stock the gross proceeds of which do not exceed $2,000,000, and which is effected in part for the purpose of financing Castle's initial obligations under the Option Agreement), then the amount to be used in lieu of the foregoing Weighted Average Price Per Share in this clause (i) shall instead be the lowest price per share of Common Stock at which Castle sold or issued Common Stock at any time between the Execution Date and the Closing Date, or (ii) $8.00. Such shares shall be issued on the Closing Date in the name of John Goodman, D.D.S., or such other name as Member may designate. If Castle has not sold Common Stock to any Person at any time between the Execution Date and the Closing, the denominator used in the above computation shall be $8.00.

            (c) Computations made in accordance with this Section 3.1 shall be subject to appropriate adjustments for stock splits, stock dividends or other recapitalizations of Castle.

            (d) Immediately following the Closing, the Member shall deposit a portion of the Purchase Price equal to $400,000 in a segregated, interest-bearing bank account, certificate of deposit, treasury bill or other similar investment grade instrument or account, such instrument or account to be maintained by the Member for one year following the Closing for the satisfaction of valid indemnity claims (if any) of Purchaser.

      3.2 AGENCY RELATIONSHIP. In the event that, following the Closing Date, the Member receives any funds, documents or instruments which constitute or are delivered in respect of Assets of SWD, the Member agrees to hold such funds, documents or instruments in trust for the Castle Entities and as the Castle Entities' agent therefor.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SWD
                                AND THE MEMBER

      As an inducement to the Purchaser, Castle and Castle PC to enter into and perform this Agreement, SWD and the Member, jointly and severally, hereby represent and warrant to Purchaser, Castle and Castle PC as of the Execution Date (and not as of the Closing Date or as of any other date) as follows:

      4.1 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of SWD or the Member is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.

      4.2 EXISTENCE AND GOOD STANDING. SWD is a limited liability company duly organized and validly existing under the laws of the State of Texas. SWD has the full power and authority to own, lease and operate its property and to carry on the Business as now being conducted and to own or lease the Assets owned or leased by it. SWD is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by SWD or the nature of the business conducted by SWD makes such qualification necessary and the absence of which would have a Material Adverse Effect.

      4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. SWD and the Member have full power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by SWD and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Managers and the members of SWD, and no other action on the part of SWD or its members is necessary to authorize the execution, delivery and performance of this Agreement by SWD and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SWD and the Member and is a valid and binding obligation of each of SWD and the Member enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      4.4 MEMBER INTERESTS. The member interests of SWD are divided into 1,000 shares, 970 of which are owned by the Member and 30 of which are owned by Harold Simpson, Jr. The Member and Harold Simpson, Jr. hold licenses to practice dentistry in the State of Texas.

      4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by SWD and the Member and the consummation by SWD and the Member of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of SWD; (b) to the knowledge of SWD and the Member, violate any statute, ordinance, rule, regulation, order, judgment, or decree of any court or of any governmental or regulatory body, agency or authority applicable to SWD or the Member or by which any of their respective properties or assets may be bound; (c) to the knowledge of SWD and the Member, require any filing by SWD or the Member with, or require SWD or the Member to obtain any permit, consent, or approval of, or require SWD or the Member to give any notice to, any governmental or regulatory body, agency or authority; or (d) result in a violation or breach by SWD or the Member of, conflict with, constitute (with or without due notice or lapse of time or both) a default by SWD or the Member (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of SWD or the Member under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which SWD or the Member is a party, or by which any of their respective properties or assets may be bound, except for such violations, consents, breaches, defaults, terminations, and accelerations which would not have a Material Adverse Effect.

      4.6 SUBSIDIARIES AND AFFILIATES. SWD has no subsidiaries. Except as set forth on Schedule 4.6, all of the Assets used in the Business are owned by SWD.

      4.7 FINANCIAL STATEMENTS: NO MATERIAL ADVERSE CHANGE. Attached hereto as
Schedule 4.7 is the balance sheet of SWD as of the date shown thereon (the "Balance Sheet Date") and the statements of operations and cash flows for the year then ended (collectively, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial position of SWD at the date thereof and the results of operations of SWD and its cash flows for the period indicated. Between the Balance Sheet Date and the Execution Date there was no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of SWD.

            To SWD's and Member's knowledge, as of the date hereof, other than as (a) disclosed on the Financial Statements, or (b) incurred since the Balance Sheet Date in the ordinary course of business, SWD has no direct or indirect indebtedness, liability, claim, deficiency, obligation or responsibility, known or unknown, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise.

      4.8 BOOKS AND RECORDS. SWD has previously made available to the Castle Entities true, correct and complete copies of its articles of organization and regulations, and all amendments to each. The minute books of SWD, as previously made available to the Castle Entities and its representatives, contain accurate records in all material respects of the meetings of the Members and the Managers of SWD.

      4.9 TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION. Except for properties and assets reflected in the Financial Statements or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, SWD has good and valid title to the Assets, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by SWD in the operation of the Business, (b) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, (c) Encumbrances created by any of the Castle Entities, including but not limited to Encumbrances created in accordance with the provisions of this Agreement; and, (d) Encumbrances relating to Assumed Obligations (liens of the type described in clauses (a), (b), (c) and (d) above or hereinafter sometimes referred to as "Permitted Encumbrances"). SWD has heretofore furnished the Castle Entities with a fixed asset ledger which sets forth all fixed assets owned by SWD as of the Balance Sheet Date. SWD and the Member are not aware of any defects in such assets that would have a Material Adverse Effect on the ability of the Castle Entities to use such assets in the Business, ordinary wear and tear excepted.

      4.10 REAL PROPERTY. Schedule 4.10 identifies all interests in real property used by SWD in the Business, including leases, and includes the name of the record title holder thereof. To SWD's and the Member's knowledge, all of the buildings, structures and appurtenances situated on the real property owned or leased by SWD are in such an operating condition, and in a state of maintenance and repair, subject to ordinary wear and tear, as is necessary for the operation of the Assets in the Business. The real property had adequate rights of ingress and egress for operation of the Business in the ordinary course. To SWD's and the Member's knowledge, no condemnation or similar proceeding is pending or threatened which would preclude or impair the use of any such property, except where such proceeding would not have a Material Adverse Effect.

      4.11 LEASES. Schedule 4.11 contains an accurate and complete list of all personal property leases to which SWD is a party (as lessee or lessor) and a description of all such leases to which SWD is a party as lessee. Each lease set forth in Schedule 4.11 is in full force and effect, and no event has occurred that with the giving of notice, the passage of time or both would constitute a default by SWD thereunder.

      4.12 MATERIAL CONTRACTS. Except as set forth in Schedule 4.12, the contracts to which SWD is a party do not include (a) any agreement, contract or commitment relating to the employment of any person by SWD, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or commitment relating to capital expenditures in excess of $5,000, (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person,
(f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of SWD to engage in any line of business or to compete with any Person, (h) any agreement, contract or commitment which involves $5,000 or more and is not cancelable without penalty within 30 days, or (i) any other agreement, contract, or commitment which would have a Material Adverse Effect. Also set forth in Schedule 4.12 is a list of all proposals submitted by SWD to any third party that, if accepted by such third party, would require disclosure on Schedule 4.12. Except where it would not have a Material Adverse Effect, each contract or agreement set forth in Schedule 4.12 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Member Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by SWD thereunder.

      4.13 PERMITS. Schedule 4.13 attached hereto lists all of the governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required, to the knowledge of SWD and the Member, in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted, except for Permits which, if not obtained or in effect, would not have a Material Adverse Effect. SWD holds all of the Permits listed on Schedule 4.13, and none is presently subject to revocation or challenge. Except as set forth on Schedule 4.13, none of such Permits will be subject to revocation or termination as a result of the transactions contemplated hereby.

      4.14 LITIGATION. Except as set forth on Schedule 4.14, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of SWD and the Member, threatened, against or affecting the properties, rights or goodwill of SWD, the Member, or employees of SWD, and SWD and the Member do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the knowledge of SWD and the Member threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Purchaser will assume no liability whatsoever with respect to any matter described on Schedule 4.14. There have been no actions, suits, disciplinary proceedings and investigations undertaken by the Dental Board of the State of Texas or other body regulating the activities of dentists, against Member that could reasonably be expected to have a Material Adverse Effect.

      4.15  TAXES.

            (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Execution Date and, with respect to any taxable year or period beginning before the Closing Date ("Pre-Closing Periods"), which are required to be filed by or with respect to SWD (collectively, the "Returns"), have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects.

            (b) There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of SWD or the Member, threatened by any authority regarding any Taxes relating to SWD for any Pre-Closing Period.

            (c) There are no liens or security interests on any of the assets of SWD that arose in connection with any failure (or alleged failure) to pay any Taxes;

            (d) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to SWD for any Pre-Execution Date period and SWD has not been requested to enter into any such agreement or waiver;

            (e) All Taxes relating to SWD which SWD is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; and,

            (f) SWD is not now nor has ever been a party to any Tax allocation or sharing agreement that could result in any liability to the Castle Entities.

      4.16 INSURANCE. Set forth in Schedule 4.16 is a complete list of insurance policies that SWD maintains with respect to its Business and properties that are included in the Assets or on its employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of SWD, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which SWD and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

      4.17 INTELLECTUAL PROPERTIES. Schedule 4.17 sets forth all material Intellectual Property used in the Business and the owner of such Intellectual Property. The operation of the Business as conducted by SWD as of the Closing Date requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 4.17 and rights granted to SWD pursuant to agreements listed on Schedule 4.17. SWD owns all right, title and interest in the Intellectual Property listed in Schedule 4.17. No litigation is pending or, to the knowledge of SWD or the Member, threatened wherein SWD is accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property.

      4.18 COMPLIANCE WITH LAWS. To the knowledge of SWD and the Member, SWD is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees applicable to the Business.

      4.19  EMPLOYMENT RELATIONS.

            (a) To the knowledge of SWD and the Member, SWD is not and has not engaged in any unfair labor practice; (b) to the knowledge of SWD and the Member, no representation question exists respecting the employees of SWD; (c) SWD has not been notified of any grievance that might have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (d) no collective bargaining agreement is currently being negotiated by SWD.

      4.20 EMPLOYEE BENEFIT PLANS. SWD has delivered to the Castle Entities true and complete copies of all employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date (the "Plans"). Each of the Plans has, to the knowledge of SWD and the Member, been maintained in compliance with its terms and the requirements of all applicable laws. None of the Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and SWD and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the code have no liability under Title IV of ERISA or under
Section 412(f) or 412(n) of the Code.

      4.21 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth on Schedule
4.21 and except where it would not have a Material Adverse Effect (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any of SWD's business locations by SWD, its authorized agents or its independent contractors (including suppliers), (b) Hazardous Materials have not been Released or disposed of by SWD, its authorized agents or its independent contractors (including suppliers) on any of SWD's business locations except such Releases which do not violate any Environmental Laws, (c) SWD is, to its and the Member's knowledge, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any of SWD's business locations, (d) there are no pending or, to the knowledge of SWD and the Member, threatened Environmental Claims against SWD or any of SWD's business locations, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any of SWD's business locations known to SWD or the Member that could reasonably be anticipated (1) to form the basis of an Environmental Claim against SWD or any of SWD's business locations, or (2) to cause such of SWD's business locations to be subject to any restrictions on the ownership, occupancy use or transferability of such of SWD's business locations under any Environmental Law, and (f) SWD has not in the ordinary course of business transported or stored Hazardous Materials.

      4.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except for relationships with Affiliates, SWD does not possess, directly or indirectly, any financial interest in, and no member of SWD serves as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of SWD.

      4.23 COMPENSATION OF EMPLOYEES. Set forth in Schedule 4.23 is an accurate and complete list showing the names of all persons whose compensation from SWD collectively for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $40,000, together with a statement of the full amount paid or payable to each such person for services rendered during the current fiscal year to the Execution Date.

      4.24 PAYORS. Schedule 4.24 sets forth the ten largest payors of SWD for the most recently completed fiscal year. The relationship of SWD with each of such payors as of the date of this Agreement is a good commercial working relationship and, except as set forth on Schedule 4.24, no significant payor has canceled or otherwise terminated or, to the knowledge of SWD or the Member threatened to cancel or otherwise terminate its relationship with SWD within the last three years.

      4.25 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. The Accounts Receivable reflected on the balance sheet included in the Financial Statements are collectible in the ordinary course of business, net of the reserves established with respect thereto. There has been no change since the Balance Sheet Date (other than in the ordinary course of business) in the amount of the Accounts Receivable or other fees or debts due to SWD or the allowances with respect thereto, or Accounts Payable by SWD, from that reflected in the Balance Sheet.

      4.26 SOLVENCY. SWD is not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to the Execution Date:

            (a) the present fair salable value of the Assets of SWD (on a going concern basis) will exceed the liability of SWD on its debts (including its contingent obligations);

            (b) SWD has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to SWD after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and,

            (c) SWD will have sufficient capital with which to conduct its Business, and the property of SWD does not constitute unreasonably small capital with which to conduct its Business.

            For purposes of this Section 4.26 "debt" means any liability or a
(i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

      4.27 DISCLOSURE. None of this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      4.28 INVESTMENTS. The Assets do not include any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

      4.29 COPIES OF DOCUMENTS. SWD has caused to be made available for inspection and copying by the Castle Entities and their advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto. Any document referred to in this Article IV or in any Schedule attached hereto that is provided or made available to any Castle Entity shall be deemed to have been provided to all of the Castle Entities.

      4.30  INVESTMENT REPRESENTATIONS.

            (a) The Member understands that the Convertible Preferred Stock and the Common Stock into which shares of Convertible Preferred Stock are convertible (collectivley, the "Stock") conveyed hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Member also understands that the Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon its representations contained in this Agreement.

            (b) The Member, in consultation with its accountants, attorneys and financial advisors, has the requisite experience in evaluating and investing in private placement transactions of securities so that it is capable of evaluating the benefits and risks of its investment in Castle and has the capacity to protect its own interests. The Member understands that he must bear the economic risk of this investment indefinitely unless the Stock is registered pursuant to the Securities Act, or an exemption from registration is available. The Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow it to transfer all or any portion of the Stock under the circumstances, in the amounts or at the times it might propose.

            (c) The Member is acquiring the Stock for his own account for investment only, and not with a view towards distribution.

            (d) The Member represents that by reason of its business or financial experience, he has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement.

            (e) The Member represents that he is an accredited investor within the meaning of Regulation D under the Securities Act.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                        PURCHASER, CASTLE PC AND CASTLE

      Purchaser, Castle PC and Castle, jointly and severally, represent and warrant to SWD and the Member as follows:

      5.1 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of the Castle Entities is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

      5.2 EXISTENCE AND GOOD STANDING OF THE CASTLE ENTITIES; POWER AND AUTHORITY. Purchaser and Castle are corporations duly organized, validly existing and in good standing under the laws of the States of Texas and Delaware, respectively. Castle PC is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Castle Entities has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required corporate action of each of the Castle Entities. This Agreement has been duly executed and delivered by each of the Castle Entities and is a valid and binding obligation of each of the Castle Entities enforceable against each of the Castle Entities in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      5.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by each of the Castle Entities and the consummation by each of the Castle Entities of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both; (a) violate, conflict with, or result in a breach or default under any provision of the charter document or by-laws of any of the Castle Entities; (b) to the knowledge of any of the Castle Entities, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to any of the Castle Entities or by which any of their respective properties or assets may be bound; (c) to the knowledge of any of the Castle Entities, require any filing by any of the Castle Entities with, or require any of the Castle Entities to obtain any permit, consent or approval of, or require any of the Castle Entities to give any notice to, any governmental or regulatory body, agency or authority or any third party; or (d) result in a violation or breach by any of the Castle Entities of, conflict with, constitute (with or without due notice or lapse of time or both) a default by any of the Castle Entities (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any of the Castle Entities pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which any of the Castle Entities is a party, or by which they or any of their respective properties or assets may be bound, except in the case of Subsections 5.3(b), (c), and (d), for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

      5.4 CAPITAL STOCK. The authorized capital stock of Castle consists solely of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock"). All of the shares of Convertible Preferred Stock delivered pursuant to Section 3.1 hereof have been duly and validly authorized and, following the Closing, will be validly issued, fully paid, nonassessable and free of any liens or encumbrances.

      5.5 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of any of the Castle Entities, threatened, against or affecting the properties, rights or goodwill of any of the Castle Entities or their respective employees, except where such proceeding would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of any of the Castle Entities, and none of the Castle Entities knows of any valid basis for any such action, proceeding or investigation. There are no such proceedings pending or, to the knowledge of any of the Castle Entities, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

      5.6 COMPLIANCE WITH LAWS. To the knowledge of each of the Castle Entities, each of the Castle Entities are in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to their respective business, except where any noncompliance would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of any of the Castle Entities.

      5.7 FINANCIAL STATEMENTS. Attached hereto as Schedule 5.7 are the most recent available audited financial statements of Castle as of the date of the audited balance sheet and for the year then ended, and the most recent available unaudited financial statements of Castle as of the date of the unaudited balance sheet and for the year-to-date period then ended (the "Castle Financial Statements"). The Castle Financial Statements are complete and correct in all material respects and present fairly in accordance with generally accepted accounting principles consistently applied, the financial condition of Castle and the results of operations of Castle as of the dates thereof and for the periods indicated. Since the date of the most recent balance sheet attached hereto as part of Schedule 5.7, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Castle.

                                  ARTICLE VI

               CONDITIONS TO SWD'S AND THE MEMBER'S OBLIGATIONS

      The obligations of SWD and the Member under this Agreement to sell, or cause to be sold, the Member Interests and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the party entitled to performance) on or prior to the Closing Date of all of the following conditions:

      6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Castle Entities contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and the Castle Entities shall have delivered to SWD and the Member on the Closing Date a certificate of an authorized officer of each of the Castle Entities, dated the Closing Date, to such effect.

      6.2 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and each of the Castle Entities shall have delivered to SWD and the Member a certificate of an authorized officer of each of the Castle Entities, dated the Closing Date, to such effect to the best knowledge of such officer.

      6.3 CONSIDERATION. The Member shall have received the consideration described in Section 3.1.

      6.4 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by the parties hereto.

      6.5 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to SWD and the Member and their counsel, and SWD and the Member shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      6.6 GOOD STANDING CERTIFICATES. SWD shall have received good standing and corporate existence certificates respecting each of the Castle Entities.

      6.7 EMPLOYMENT AGREEMENTS. The Member and Mrs. Sheryl Goodman shall have received an Employment Agreement and a Consulting Agreement, respectively, substantially in the form of Exhibits A and B, respectively, executed by Purchaser.

      6.8 PURCHASE OF EQUIPMENT. Purchaser shall have executed and delivered, simultaneously herewith, an agreement to purchase the equipment owned by Sheryl Goodman and described on Exhibit E for a purchase price of at least $209,000.

      6.9 REGISTRATION RIGHTS AGREEMENT. The Member shall have received a Registration Rights Agreement, substantially in the form of Exhibit D hereto, executed by Castle.

                                  ARTICLE VII

               CONDITIONS TO OBLIGATIONS OF THE CASTLE ENTITIES

      The obligations of the Purchaser, Castle and Castle PC under this Agreement are subject to the satisfaction or waiver by the Castle Entities, on or prior to the Closing Date, of all of the following conditions:

      7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of SWD and the Member contained herein shall be true and correct in all material respects on and as of the Execution Date.

      7.2 DOCUMENTS OF CONVEYANCE. The Purchaser shall have received from SWD the Stock certificates evidencing the Member Interests, together with a blank stock power for same.

      7.3 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      7.4 GOOD STANDING CERTIFICATES. Purchaser shall have received good standing and corporate existence certificates respecting SWD.

      7.5 TRANSFER OF DENTAL ASSETS. SWD shall have transferred good and valid title to the Dental Assets to Castle PC, free and clear of all Encumbrances except Permitted Encumbrances.

      7.6 UPDATES TO CERTAIN SCHEDULES. SWD shall have provided to Purchaser updates to Schedules 4.11, 4.12 and 4.14 hereof for the period from the Execution Date to the Closing Date; PROVIDED HOWEVER, that such updates shall not be deemed to be representations or warranties of SWD, the Member or Simpson and shall not change the date as of which the representations and warranties of SWD and the Member herein are made, which date shall be only on and as of the Execution Date.

                                 ARTICLE VIII

                        COVENANTS OF SWD AND THE MEMBER

      SWD and the Member hereby covenant and agree with the Castle Entities as follows:

      8.1 COOPERATION BY SWD. SWD and the Member shall use their reasonable best efforts to cooperate with the Castle Entities to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable SWD and the Member to effect the transactions contemplated on its or his part hereby, and SWD and the Member shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

      8.2 REVIEW OF THE ASSETS. Each of the Castle Entities acknowledges that it has, prior to the Closing Date, through its representatives or Affiliates, reviewed (a) the Assets, (b) the complete working papers of SWD's certified public accountants used in their preparation of financial statements for SWD and
(c) the Books and Records of SWD and to otherwise review the financial and legal condition of SWD as the Castle Entities deem necessary or advisable to familiarize themselves with the Business and related matters; such review shall not, however, affect the representations and warranties made by SWD and the Member hereunder or the remedies of the Castle Entities for breaches of those representations and warranties.

      8.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, SWD and the Member shall, at the reasonable request of the Castle Entities and at the Castle Entities' expense, execute and deliver any further instruments or documents and take all such further action as the Castle Entities may reasonably request in order to consummate and make effective the sale of the Member Interests.

                                  ARTICLE IX

                       COVENANTS OF THE CASTLE ENTITIES

      Each of the Castle Entities, jointly and severally, hereby covenants and agrees with SWD and the Member as follows:

      9.1 COOPERATION BY THE CASTLE ENTITIES. Each of the Castle Entities will use its reasonable best efforts, and will cooperate with SWD and the Member, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable the Castle Entities to effect the transactions contemplated on its part hereby, and each of the Castle Entities will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

      9.2 BOOKS AND RECORDS; PERSONNEL. At all times after the Closing Date, the Castle Entities shall allow Member and any agents of Member, upon reasonable advance notice to the Castle Entities, access to all Books and Records of SWD which are transferred to the Castle Entities in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits of SWD or the Member, or reports to or filings with governmental agencies, during normal working hours at the principal places of business of the respective Castle Entities or at any location where such Books and Records are stored, and Member shall have the right, at Member's sole cost, to make copies of any such Books and Records.

      9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, the Castle Entities shall, at the request of the Member and at Member's expense, execute and deliver any further instruments or documents and take all such further action as Member may reasonably request in order to consummate and make effective the sale of the Member Interests.

                                   ARTICLE X

                         SURVIVAL AND INDEMNIFICATION

      10.1 INDEMNIFICATION OF SWD. The Castle Entities, jointly and severally, for a period of one year after the Closing Date, shall indemnify and hold SWD, the Member and Simpson, and their respective Affiliates (the "SWD Indemnitees"), harmless from and against any and all damages (including exemplary damages and including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by any SWD Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of any of the Castle Entities under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to SWD or the Member by any of the Castle Entities pursuant to the terms of this Agreement or
(b) any liability or obligation (other than those for which any of the Castle Entities is being indemnified by SWD and the Member hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Execution Date.

      10.2 INDEMNIFICATION OF THE CASTLE ENTITIES. The Member shall, for a period of one year after the Closing Date, indemnify and hold the Castle Entities and their respective Affiliates (the "Castle Indemnitees") harmless from and against any and all Damages suffered by any Castle Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of SWD or the Member under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Castle Entities by SWD or the Member pursuant to the terms of this Agreement, (b) any liability or obligation (other than those for which SWD and the Member are being indemnified by the Castle Entities hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Execution Date; or (c) any Claim (as hereinafter defined) brought against any Castle Indemnitee by or on behalf of Monarch Dental, TA Associates or their respective Affiliates, as a result of, relating to or in any way connected with prior dealings or relationships between SWD or the Member and Monarch Dental, TA Associates or their respective Affiliates (a "Monarch Claim"); provided, however, that except with respect to a Monarch Claim, the Castle Entities shall not be entitled to make any recovery by way of indemnification for the initial $50,000 of the Castle Entities' claims for indemnification, and the Castle Entities' aggregate recovery for indemnification shall never in any event exceed $650,000.

      10.3 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party. Any claim for indemnification hereunder (except with respect to a Monarch Claim, which shall have no expiration period) shall be made within one year after the Closing Date.

      10.4 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

      10.5 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

      10.6 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

      10.7 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

      10.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SWD AND THE MEMBER. The representations and warranties of SWD and the Member which are made as of the Execution Date pursuant to Article IV hereof shall survive for a period of one year from the Closing Date, at which time such representations and warranties shall be without further force and effect. Such survival of such representations and warranties shall not change the date as of which such representations and warranties are made, which date shall be only on and as of the Execution Date.

      10.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE CASTLE ENTITIES. The representations and warranties of the Castle Entities shall survive for a period of one year from the Closing Date, at which time such representations and warranties shall be without further force and effect.

                                  ARTICLE XI

                                 MISCELLANEOUS

      11.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto), the Option Agreement (including the Exhibits and Schedules thereto), and the Management Services Agreement, dated March __, 1997, between Purchaser and SWD, set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof, including that certain letter agreement dated September 11, 1996 (the "September Letter"), are merged into and superseded by this Agreement. Pursuant to the September Letter, Purchaser paid to SWD $500,000 (the "Non-Refundable Payment"), and (i) such payment is nonrefundable by SWD to Purchaser (and decreases and is a credit against any amounts payable by Purchaser in connection with this Agreement), and
(ii) the Option Agreement (including the Exhibits and Schedules thereto) constitutes a restructure of the various terms contemplated by the September Letter.

      11.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by SWD or the Member without the prior written consent of Purchaser or by any of the Castle Entities to any Person without the prior written consent of Member.

      11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      11.4 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      11.5 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      11.6 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

      11.7 SALES AND TRANSFER TAXES. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

      11.8 EXPENSES. Except as otherwise provided in this Agreement or in that certain letter agreement, dated December 26, 1996, between SWD and Purchaser, SWD, the Member and the Castle Entities shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

      11.9 NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            if to any of the Castle Entities, to:

            Castle Dental Centers of Texas, Inc.
            1360 Post Oak Boulevard
            Suite 1300
            Houston, Texas  77056-3021

            with a copy to:

            Mr. William D. Gutermuth
            Bracewell & Patterson, L.L.P.
            South Tower Pennzoil Place
            711 Louisiana, Suite 2900
            Houston, Texas  77002-2856

            if to SWD or the Member to:

            John Goodman, D.D.S.
            Southwest Dental Associates, L.C.
            713 Beardsley Lane
            Austin, Texas  78746

            with a copy to:

            Mr. Roger K. Harris
            Fulbright & Jaworski L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas  77010-3095

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

      11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regards to conflict of law rules thereof.

      11.11 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any party hereto without the prior written consent of the other parties; provided, however, that the Castle Entities may disclose such information as is required to comply with the requirements of its lenders and investors and to comply with applicable securities laws. No party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof.

      11.12 CONSENT TO JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court located in Travis County, Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

      11.13 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

      11.14 ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Member Interests or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

      11.15 ALLOCATION OF RISK. Purchaser, Castle and Castle PC shall purchase such insurance as Purchaser, Castle and Castle PC may desire to cover such risks of ownership of SWD as Purchaser, Castle and Castle PC may incur in connection with the ownership thereof after the date hereof arising as a result of the acquisition of Member's capital stock and member interests in SWD. Purchaser, Castle and Castle PC have agreed hereby (i) to succeed to the ownership of SWD, and Purchaser, Castle and Castle PC acknowledge the risks inherent therein (including the risks associated with the purchase of SWD with representations and warranties that are made as of a date prior to the Closing Date) and the need for adequate insurance of loss on account of torts, malpractice claims, workmen's compensation claims, property damage and other risks of operation of a dental practice, whether or not similar to any of the foregoing, (ii) that the risks arising from changes, occurring between the Execution Date and the Closing Date, in the business, financial condition, profitability, prospects, legal and regulatory matters and limitations, asset condition, and all other risks associated with adverse changes occurring between the Execution Date and the Closing

Date in the business, financial condition or results of operations of SWD, are risks that have been assumed by the Purchaser, Castle and Castle PC as a negotiated part of the bargain of the parties hereto, (iii) that the Purchaser, Castle and Castle PC have decided that the Purchaser is to purchase the stock and interests in SWD from the Member based on the representations and warranties set forth in this Agreement as of the Execution Date (with no requirement for updates to the representations and warranties of the Member or SWD through the Closing Date for changes in the relevant representations and warranties), and the Purchaser, Castle and Castle PC and their affiliates have agreed that the Purchaser is to purchase such stock and interests subject only to the conditions set forth herein, the effect of which is that (A) the Purchaser, Castle and Castle PC, and their affiliates, thereby assume the risk that the business, profitability, prospects, financial condition, asset condition or results of operations of SWD may change materially and adversely between the Execution Date and the Closing Date (the date that the Purchaser purchases such stock and interests pursuant to this Agreement), and (B) the representations and warranties of SWD, being limited to the Execution Date, may not be true and correct on a subsequent date, including the Closing Date, but the fact that such representations and warranties are not true and correct in any respect on the Closing Date shall not entitle or allow the Purchaser, Castle or Castle PC to make any claim for damages, rescission, restitution, indemnity, reimbursement or any other claim, against the Member.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                      CASTLE DENTAL CENTERS OF TEXAS, INC.

                              By:
                              Name:          Jack H. Castle, Jr.
                              Title:              President

                              CASTLE DENTAL CENTERS, INC.

                              By:
                              Name:          Jack H. Castle, Jr.
                              Title:              President

                          JACK H. CASTLE, D.D.S., P.C.

                              By:
                              Name:
                              Title:

                              SW DENTAL ASSOCIATES, LC

                              By:
                              Name:         John Goodman, D.D.S.
                              Title:              President


                                            John Goodman, D.D.S.

                                             Harold Simpson, Jr.

                                  SCHEDULE A
                                    ASSETS

      The Assets shall include but are not limited to the following categories of assets:

            1. real property, if any, including leasehold interests, described in Schedule 4.10 attached hereto together with all buildings, facilities, fixtures and other leasehold improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

            2. plant, machinery, equipment, operating equipment, tools, supplies, inventories, furniture, fixtures, furnishings and other fixed assets owned or leased and used or held for use in the conduct of the Business (including the equipment leased to SWD by Sheryl Goodman listed on Exhibit E hereto, which equipment shall be purchased by Purchaser from Sheryl Goodman concurrently herewith by separate conveyance for a purchase price of $209,000);

            3. contracts listed on Schedules 4.11 and 4.12, documents, instruments, insurance and indemnity policies and general intangibles of SWD, including the name "S W Dental Associates", "Southwest Dental Associates" and derivatives thereof, and goodwill associated therewith;

            4.    Accounts Receivable as of the Closing Date;

            5. all non-professional licenses and permits (to the extent transferable), registrations and authorizations, proprietary information, methods, know- how, designs, processes, procedures, goodwill and all rights to other Intellectual Property used in the Business;

            6.    Books and Records;

            7. any rights pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations;

            8. all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items;

            9. to the extent transferable, third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby relating to the Assets; and

            10.   cash in the aggregate amount of $60,000.

                                  SCHEDULE B
                                 DENTAL ASSETS

      The Dental Assets shall include the following categories of assets:

            1. each dentist employment contract, managed care contract, insurance or third party reimbursement agreement; and

            2. all other assets of SWD, the ownership or operation of which requires a license to practice dentistry.